Exhibit 99.1

UTEK Completes Technology Transfer with Avalon Oil and Gas, Inc. Friday March 30, 2:00 am ET

Transfer Includes a License for an Apparatus for Leak Detection Technology

TAMPA, FLA. & MINNEAPOLIS--(BUSINESS WIRE)--UTEK Corporation, a specialty finance company focused on technology transfer, and Avalon Oil and Gas, Inc., an oil and gas company engaged in the acquisition of oil and gas producing properties, are pleased to announce that Avalon Oil and Gas, Inc. has acquired Leak Location Technologies, Inc., a wholly owned subsidiary of UTEK, in a stock transaction.

Leak Location Technologies, Inc. contains an exclusive license to a system for determining the presence and location of leaks in underground pipes. The technology was developed by researchers at Rensselaer Polytechnic Institute.

“We believe that the acquisition of this technology will lead to new service opportunities and potentially increase leak detection efficiency for Avalon Oil and Gas, Inc.,” said Kent Rodriguez, Chief Executive Officer of Avalon Oil and Gas, Inc.

“We are very enthusiastic about working with Avalon Oil and Gas, Inc. as they help to develop and commercialize our new leak detection technology,” said Paul E. Fredette, Ph.D., Associate Director of the Office of Technology Commercialization at Rensselaer Polytechnic Institute.

“UTEK is pleased to consummate this technology transfer with Avalon Oil and Gas, Inc.,” said Jennifer Willis, Manager of Technology Licensing at UTEK Corporation.

About Avalon Oil and Gas, Inc.

Avalon Oil and Gas, Inc. is an independent domestic oil and natural gas producer. The Company's strategy is to generate stable cash flows and production by acquiring a portfolio of oil and gas leases, to use efficient reservoir maintenance and innovative technology to generate asset growth, and to deliver a sustainable rate of return for our shareholders. For more information about Avalon Oil and Gas, Inc., please visit its website at www.avaloninc.com.

About Rensselaer Polytechnic Institute

Rensselaer Polytechnic Institute, founded in 1824, is the nation’s oldest technological university. The university offers bachelor’s, master’s, and doctoral degrees in engineering, the sciences, information technology, architecture, management, and the humanities and social sciences. Institute programs serve undergraduates, graduate students and working professionals around the world. Rensselaer faculty are known for pre-eminence in research conducted in a wide range of fields, with particular emphasis in biotechnology, nanotechnology, information technology, and the media arts and technology. The Institute is well known for its success in the transfer of technology from the laboratory to the marketplace so that new discoveries and inventions benefit human life, protect the environment and strengthen economic development. For more information about Rensselaer Polytechnic Institute, please visit its website at www.rpi.edu.

About UTEK Corporation

UTEK® is a specialty finance company focused on technology transfer. UTEK enables companies to acquire innovative technologies from universities and research laboratories worldwide. UTEK facilitates the identification and then finances the acquisition of external technologies for clients in exchange for their equity securities. This unique process is called U2B®. In addition, UTEK offers companies the tools to search, analyze and manage university intellectual properties. UTEK is a business development company with operations in the United States, United Kingdom and Israel. For more information about UTEK, please visit its website at www.utekcorp.com.

Forward-Looking Statements

Certain matters discussed in this press release are “forward-looking statements.” These forward-looking statements can generally be identified as such because the context of the statement will include words, such as UTEK or Avalon Oil and Gas, Inc. “expects,” “should,” “believes,” “anticipates” or words of similar import. Similarly, statements that describe UTEK’s or Avalon Oil and Gas, Inc.‘s future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties, including the financial performance of UTEK or Avalon Oil and Gas, Inc., as appropriate, and the valuation of UTEK’s investment portfolio, which could cause actual results to differ materially from those currently anticipated. Although UTEK and Avalon Oil and Gas, Inc. believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, they cannot give any assurance that their expectations will be attained. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating any forward-looking statements. Certain factors could cause results and conditions to differ materially from those projected in these forward-looking statements, and some of these factors are discussed below. These factors are not exhaustive. New factors, risks and uncertainties may emerge from time to time that may affect the forward-looking statements made herein. These forward-looking statements are only made as of the date of this press release and both UTEK and Avalon Oil and Gas, Inc. do not undertake any obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

UTEK’s operating results could fluctuate significantly due to a number of factors. These factors include the small number of transactions that are completed each quarter, the value of individual transactions, the timing of the recognition and the magnitude of unrealized gains and losses, UTEK’s dependence on the performance of companies in its portfolio, the possibility that advances in technology could render the technologies it has transferred obsolete, the loss of technology licenses by companies in its portfolio, the degree to which it encounters competition in its markets, the volatility of the stock market and the volatility of the valuations of the companies it has invested in as it relates to its realized and unrealized gains and losses, the concentration of investments in a small number of companies, as well as other general economic conditions. As a result of these and other factors, current results may not be indicative of UTEK’s future performance. For more information on UTEK and for a more complete discussion of the risks pertaining to an investment in UTEK, please refer to UTEK’s filings with the Securities and Exchange Commission.

Contact:

UTEK Corporation, Tampa
Tania Bernier, 813-754-4330 x 223 (USA)

or

Bankside Consultants (UK)
Steve Liebmann or Simon Bloomfield, + 44 (0) 20-7367-8883

or

Avalon Oil and Gas, Inc.
Kent Rodriguez, 952-746-9655

or

Rensselaer Polytechnic Institute
Paul E. Fredette, Ph.D., 518-276-4131